                                                                   EXHIBIT 10.20

                                   AGREEMENT

This Agreement is made and entered into effective as of the December 1, 1997 ("Effective Date"), by and between First Franklin Financial Corporation, a Delaware corporation, with its address at 2150 North First Street, San Jose. California 95131 ("First Franklin"), and Genesis 2000, Inc. a California corporation with its principal place of business at 5000 North Parkway Calabasas, Suite 200, Calabasas, California 91302 ("Genesis"). "Party" or "Parties" shall herein mean First Franklin and/or Genesis, severally or jointly, and respectively.

                                    RECITALS

     WHEREAS, First Franklin and certain affiliates of First Franklin originate prime and sub-prime mortgage loans, (collectively, "First Franklin Products"), which are listed on Attachment 1 (and may be amended by First Franklin), from time to time on a direct basis or through brokers, bankers, and banks;

     WHEREAS, Genesis is a developer, marketer and producer of loan origination software, and particularly a software product known as Genesis 2000 for Windows (Microsoft Windows Version) ("Genesis Product"), which is described on Attachment 2, and is licensed to brokers, bankers, and banks (collectively, "Licensees") throughout the United States; and

     WHEREAS, First Franklin and Genesis desire, to the extent stated herein, to develop, support, maintain, promote and market a software capability and electronic data interchange service in conjunction with the Genesis Product and the First Franklin Products which facilitates the telecommunication of loan and related financial documents, and resulting acknowledgment, approval and other communications (collectively "Loan Information"), which are listed on Attachment 3, by and between the Licensees and First Franklin through and between Genesis' dedicated server system ("Genesis Server") and First Franklin's computer facilities and systems (collectively, "First Franklin Systems"), as described in further detail on Attachment 4. For purposes of this Agreement, the development, support and maintenance of such referenced software system and electronic data interchange service shall be defined to mean the "Project," with the resulting works being collectively defined to mean the "EDI Service."

     First Franklin and Genesis agree as follows

I. DEFINED TERMS
----------------

For the purposes of this Agreement, the following terms shall have the meanings set forth herein:

[*] Confidential Treatment Requested

     "Acknowledgement" shall mean the electronic communication between First Franklin and Licensees confirming receipt of data via the EDI Service.

     "Application" shall mean data received via the EDI Service contemplated herein. Furthermore, data must be substantially complete to the extent that it meets the requirements set forth by FHLMC to render an underwriting decision via its Loan Prospector Automated Underwriting System.

     "Credit" shall mean the data describing the complete merged credit history of all loan applicants as provided in the ordinary course of business by all three national credit repositories (Equifax, Trans Union, and TRW). Such data shall include, but not be limited to: applicant names, social security numbers, public records, creditors, account numbers, credit type, date account opened, date account last reported, dollar amount of credit approved, current account balance, monthly payment due, payment status, payment history, amounts past due (if any), and a credit score from each national credit repository.

     "Documentation" shall mean the human-readable user and reference manuals as well as all related written materials that accompany the Genesis Product as well as the EDI Service.

     "Development Completion" shall mean the date upon which First Franklin signs the Notice of Development Completion as defined in Section 1.2.

     "Development Period" shall mean that time from the Effective Date of this Agreement until Development Completion.

     "EDI Service" shall mean the electronic data interchange service enabling brokers, bankers, and banks which utilize the Genesis Product, to send information to and receive information from First Franklin.

     "FF Burton" shall mean a menu option or icon resident within the Genesis Product which provides the Licensees the ability to access the EDI Service.

     "First Franklin Products" shall mean the sub-prime mortgage loan programs offered and amended from time to time by First Franklin.

     "First Franklin Systems" shall mean First Franklin's computer facilities, hardware, and software applications.

     "Funding" shall mean the recordation of a new lien against a loan applicant's property which secures a loan made by First Franklin to the applicant(s). If First Franklin is unable to obtain recordation information within ten (10) days of loan funding, then First Franklin shall be required to notify Genesis of the unfunding of the loan; otherwise, the loan will be considered funded for the purposes of this Agreement.

     "Genesis Product" shall mean a software product developed, marketed, and produced by Genesis known as Genesis 2000 for Windows.

     "Genesis Server" shall mean the dedicated server system, responsible for providing and maintaining the EDI Service.

     "Initial Period" shall mean that period of time commencing from Development Completion and expiring at 12:00 AM Pacific Standard Time [*].

     "License Agreement" shall mean the terms and conditions set forth in the agreement executed by a user of the Genesis Product.

     "Licensed Party" shall mean the party granted the authority to utilize the trademarks and service marks of the other party to this contract to promote and support the EDI Service.

     "Licensee" shall mean any user of the Genesis Product who has executed the License Agreement.

     "Licensing Party" shall mean the party granting the authority to utilize the trademarks and service marks owned by it to the other party to this contract to promote and support the EDI Service contemplated herein.

     "Operational Testing" shall mean that testing designed to verify that the EDI Service executes its functionality as defined in the project Work Plans.

     "Loan Information" shall include but not be limited to the Application, Credit, Ratesheet, Ratelock, Underwriter Analysis, Pipeline Report, and Acknowledgement defined herein.

     "Marks" shall mean the trademarks and service marks individually owned by First Franklin and Genesis.

     "PipelineReport" shall mean the data which describes the last recorded status update by First Franklin for each Application sent by a Licensee via the EDI Service.

     "Prime Loans" shall mean any borrower with the following Credit:
          1. A FICO bureau score provided by any of the three national credit repositories (Equifax, Trans Union, or TRW) which is above [*]; AND
          2. No [*] day mortgage lates in the last [*] months, and no more than one [*] day mortgage lates in the past [*] months; AND
          3. Not more than [*] of the open revolving and installment tradelines [*] days or more past due in the last [*] months; AND
          4. No outstanding judgements, collections, or tax liens or any bankruptcy in the past three years at the time of initial loan application

[*] Confidential Treatment Requested

     "Project" shall mean the development, testing, support, and maintenance of the EDI Service contemplated herein.

     "Ratelock" shall mean the data required by First Franklin from a Licensee to commit First Franklin to an interest rate and fee combination for a prescribed period of time which is desired by a loan applicant.

     "Ratesheet" shall mean the data sent to a Licensee which describes the interest rate and fee combinations made available by First Franklin from time to time and in the ordinary course of business.

     "Sub-prime Loans" shall mean any borrower not meeting the Credit criteria defined herein for Prime Loans, but excludes the following types of loans:

     1.   Any Government Loans, including but not limited to FHA, VA, Title I,
          203K.
     2.   Home Equity lines of credit
     3.   Second Mortgages
     4.   Construction Loans

     "Test Period" shall mean the period of time that Operational Testing will be performed.

     "Transaction Fee" shall mean the fee due Genesis for each loan received through the EDI Service which is eventually funded by First Franklin.

     "Underwriters Analysis" shall mean the data describing the approval, suspension, or denial of a particular Application and any underlying underwriting conditions.

     "Work Plans" shall mean a listing of all tasks which are reasonably believed to be required in order to complete the Project. The Work Plan shall also include specific schedules for completion of the tasks set forth therein, which shall not be modified unless mutually agreed to in writing by both parties to this Agreement.

                                   ARTICLE 1
                              PROJECT DEVELOPMENT

Section 1.1 General. First Franklin and Genesis agree to cooperate in the Project to the extent that:

     (a) Genesis will be responsible, at its sole cost and expense, for the development of a functional capability in the Genesis Product, which will provide the Licensees the ability to enter into the Genesis Server using the FF Button thereby permitting the Licensees to telecommunicate to and receive from First Franklin the Loan Information for processing purposes.

     (b) First Franklin will be responsible, at its sole cost and expense, for the development of a functional capability in the First Franklin Systems to receive and further telecommunicate to the Licensees via the Genesis Server as to and with respect to the Loan Information.

     (c) Specifically, each Party shall be responsible for the development efforts described in the Work Plans which are listed on Attachment 5. The Work Plans listing is understood to be a good faith assessment, as of the Effective Date, of the tasks that may be required in order to complete and maintain the Project, and that such listing is anticipated to be modified as the early stages of the Project proceed towards its conclusion, such modifications being agreed to in accordance with Section 1.4.

     (d) The Parties will conduct Operational Testing of The EDI Service, to the extent agreed to by the Parties, involving the participation of four (4) Licensees designated by both parties, which may be increased or decreased by mutual agreement, for a Test Period of [*], unless otherwise extended or shortened by agreement of the Parties. Upon completion of the Operational Testing, Genesis shall deliver to First Franklin a Notice of Development Completion validating correct operation of the EDI Service.

Section 1.2  Development Commitment.   First Franklin and Genesis shall each
allocate and dedicate adequate and sufficient funding, staff and other resources to meet the respective obligations under any Work Plans and shall use reasonable efforts to complete each step in the Work Plan. Until the Project is completed, Genesis and First Franklin mutually agree to a minimum of two (2) meetings and/or conference calls per month. Genesis shall also deliver a written report to First Franklin with respect to the status and progress toward completion of the Project. This report shall be delivered to First Franklin no later than the fourth business day of each month subsequent to the Effective Date of this Agreement.

Section 1.3  Cooperation.   The Parties will cooperate to achieve all Work Plan
goals on or before the date set forth in the applicable Work Plans and each shall provide or otherwise disclose (subject only to the confidentiality provisions as set forth herein) to the other all relevant technical information in its possession in order to assist the other Party in performing its tasks hereunder. Each Party shall use its reasonable efforts to design and produce components that are compatible, and to conduct and conclude such development in a professional manner, to incorporate into prototype such modifications as testing indicates is necessary or as may be reasonably requested by the other Party, and to conduct such further tests as may be required under the circumstances. Each Party shall use its reasonable efforts to produce appropriately detailed test procedures and associated Documentation as may be necessary in order to fully utilize the components. Genesis shall be responsible to create, maintain and update such Documentation as is reasonably practical but no later than quarterly should an update to the EDI Service occur within that period of time.

Section 1.4   Work Plan Revisions.   All components of a Work Plan, except the
time schedules or Work Plan goals incorporated therein, may be revised from time to time as suggested by the

[*] Confidential Treatment Requested

Party responsible for the development activities under such Work Plan, provided that such revisions are approved by the other Party (such approval shall not be unreasonably withheld or delayed). In the event that a proposed revision is rejected by the other Party, the Party shall promptly confer to determine if mutually acceptable modifications may be made to overcome the stated reasons for rejection. If mutually acceptable modifications are agreed upon, the revised Work Plan shall be deemed approved. All Work Plan goals, design specifications and time schedules incorporated within Work Plans may be revised from time to time as deemed appropriate and evidenced by the written agreement of the authorized representative of each Party.

Section 1.5   Incorporation of Design Suggestions.   Each Party shall consider,
and shall not unreasonably refuse to revise its respective components, including the design features and functionality applicable to such components as set forth in any Work Plan, in accordance with suggestions made by the other Party.

Section 1.6   Exclusive Territory.

(a) For the Initial Period of this Agreement, Genesis agrees not to provide a competitive service or similar functionality as the EDI Service to any other financial lender for sub-prime loans. First Franklin agrees not to promote or otherwise enter into any agreements with any other computer software company's software or service which is competitive with or performs functions substantially similar to the EDI Service. Genesis agrees to provide First Franklin with no less than six (6) months prior written notice when and if Genesis offers a competitive service or similar functionality as the EDI Service to any other financial lender for sub-prime loans, however no such competitive service or similar functionality as the EDI Service shall be operational or in use by any other such financial lender during the Initial Period defined herein. If the six (6) months notice period, or any part thereof, transpires after the Initial Period, Genesis is permitted to offer a competitive service or similar functionality as the EDI Service to any other financial lender for subprime loans during such notice period (and thereafter) that transpires after the Initial Period. Notwithstanding the foregoing in subsection 1.6(a), Genesis is permitted to offer a competitive service or similar functionality as the EDI Service for processing sub-prime loans through Fannie Mae and Freddie Mac. However, in no event may any of these entities or their affiliates utilizing the competitive service, other than Fannie Mae or Freddie Mac, be engaged in the business of funding loans or purchasing loans from mortgage brokers, mortgage bankers, banks or lending directly to consumers.

(b) First Franklin agrees not to promote or otherwise enter into any agreements with any other computer software company's software or service which is competitive with or performs functions substantially similar to the EDI Service.

                                  ARTICLE II
                                    LICENSE

Section 2.1 Appointment; Nature of Relationship. Subject to the terms and conditions of this Agreement, Genesis hereby appoints First Franklin, for the term of this Agreement, a nonexclusive licensee for the use of the Genesis Product in any number of First Franklin's CPU workstations provided that these CPU's be operated by First Franklin personnel during use of the EDI Service and subject to the License Agreement set forth in Attachment 6 hereto.

Section 2.2 Additional Licensing Authority. Genesis furthermore grants to First Franklin, at no cost to First Franklin, but subject to the terms and conditions of this Agreement and the License Agreement (except as provided below), a non-transferable license during the term of this Agreement:

     (a) To demonstrate the Genesis Product to its clients, brokers, loan agents, or customers or potential clients, brokers, loan agents, or customers;

     (b) For use of the Genesis Product by members of First Franklin's Business Development staff and associated employees and agents for the purpose of supporting and promoting the relationship established by this Agreement; and

     (c) To use Genesis' technical information solely in connection with the development of any linking components required to be developed by First Franklin.

     (d) Assignment by First Franklin to a parent, subsidiary, or affiliate entity shall be permitted without prior written consent from Genesis.

Section 2.3 Trademarks and Service Marks Grants. Each Licensing Party grants to the Licensed Party a nonexclusive, limited license to use the Licensing Party's Marks arising from and associated with the Project and promotion and support of the EDI Service. Such use will comply with guidelines, graphic standards, and similar criteria provided by the Licensing Party and the terms of this Agreement. The Licensed Party shall not have the right to grant any sublicenses of Marks. The Licensed Party acknowledges the Licensing Party's proprietary interest in and to all the respective Marks and the related goodwill associated therewith. The Licensed Party further agrees and acknowledges (a) it acquires no right, title or interest in or to any of the licensed Marks by virtue of this Agreement or any use of such Marks, and (b) will not contest or challenge the validity of or any use of such Marks, or the registration or ownership by the Licensing Party, its parent, or affiliates. Except thus consented to by the Licensing Party, the Licensed Party will not combine any of the Licensing Party's Marks (whether used pursuant to a license or otherwise) in any corporate or trade name. All goodwill rising from the use of the respective Party's Marks shall inure solely to the benefit of the Licensing Party.

Section 2.4 Term of License Grants. The licenses granted under Article II shall terminate upon the termination of this Agreement, except as otherwise stated in this Agreement.

                                  ARTICLE III
                            OTHER RESPONSIBILITIES

Section 3.1   Responsibilities of Genesis. During the term of this Agreement:

     (a) Warranty. Genesis will provide warranty services and support consistent with the terms of the applicable license agreement provided to each Licensee.

     (b) Development and Support. To the extent reasonable and practical, Genesis shall use reasonable efforts to maintain, support and enhance the Genesis Product and The Genesis Server as is necessary to effect the purposes and objectives of this Agreement. Genesis will maintain and support the Licensees to no less an extent than that which it provides maintenance and support to its other customers.

     (c) FF Burton or EDI Access. During the term of this Agreement and as permitted by the provisions contained in Article IV, Genesis agrees to ensure that all releases of the Genesis Product have or maintain the FF Button.

Section 3.2  First Franklin Obligations. During the term of this Agreement:

     (a) Loan Information Transactions. First Franklin agrees to not discriminate against the Licensees in the processing, review and approval of submitted Loan Information pursuant to the EDI Services, including, but not limited to, not assessing additional charges to any third party for such telecommunication transactions.

     (b) Development and Support. To the extent reasonable and practical, First Franklin shall use reasonable efforts to maintain and support and also develop such additional customization of the First Franklin System as is necessary to effect the purposes and objectives of this Agreement.

     (c) Dedicated Lease Line. First Franklin will be responsible for providing a dedicated telecommunication line for connection between the Genesis Server and the First Franklin System in order to facilitate the EDI Service.

Section 3.3  Joint Responsibilities. During the term of this Agreement:

     (a) Training. Genesis and First Franklin agree to provide cross-training to each other's personnel, as well as ongoing product education to their own personnel, periodically, during the term of this Agreement. Unless otherwise agreed to by the Parties, all training shall be conducted by telecommunications or written or e-mail dialogue or physically at the educating Party's facilities, or at the trainees facility upon mutual agreement. Any and all travel and related expenses incurred by trainees shall be borne by the trainees' employer.

     (b) Technical Support. In order to perform each other's respective technical maintenance and support obligations under Sections 3.1 and 3.2, each Party agrees to support the other Party to the extent necessary to fulfill the intent of this Agreement. Furthermore, Genesis and First Franklin agree to cooperate to insure that the upgrades and updates of each Party's products and services are compatible with current existing programs of the other Party and will continually consult with one another on methods to improve the quality of the EDI Service. Genesis and First Franklin will work together to insure that appropriate technical support is provided to the Licensees in order to enhance the quality and level of service to such Licensees.

     (c) Marketing. Each Party agrees to use reasonable efforts in marketing and promoting the EDI Service and the Genesis Product, as each shall determine in its sole discretion. If requested by a Party, the responding Party shall be permitted to submit suggestions to the requesting Party.

     Section 3.4 Data Content Retention Disclaimer. First Franklin acknowledges that Genesis will not be responsible for maintaining or storing the EDI Service transactions data content.

                                  ARTICLE IV
                               PAYMENTS AND FEES

Section 4.1 Transaction Pricing. First Franklin agrees that during the term of the Initial Period it will pay to Genesis a Transaction Fee equal to [*] for Subprime Loan and [*] for each Prime Loan for each First Franklin Products Funding.

Section 4.2 Development Charges. [*] in the course of developing and enhancement of the EDI Service pursuant to this Agreement.

Section 4.3 Payment. First Franklin will on a monthly basis for all First Franklin Products Funding in the previous calendar month, and in any case no later than on the 20th of each month, pay to Genesis all amounts due pursuant to
Section 4.1. First Franklin will prepare and present with each payment a detailed written statement which supports the then current payment. All other amounts due Genesis pursuant to this Agreement will be due and payable net thirty (30) days of invoice from Genesis. Any amounts due First Franklin from Genesis will be itemized and deducted from the amounts due Genesis pursuant to this section and sections 4.1 and 4.2. First Franklin will make payments without deduction in US Dollars by First Franklin check or wire transfer of immediately available funds to Genesis or to such bank account as specified by Genesis. Any and all late payments, not correctly objected to or not object to, shall accrue late charges at the rate of one and one-half percent (1 1/2%) per month until paid in full; any interest in excess of the maximum amount permitted under law is waived.

Section 4.4 Maintenance and Auditing of Records. First Franklin agrees to maintain for a period not to exceed eighteen (18) months from the date of the transmission, the pertinent EDI Service transaction traffic record which relates to and support the payments due under this Article IV. First Franklin agrees to maintain for a period not to exceed one (1) year any and all First Franklin System transaction traffic records related to the EDI Service transactions. Genesis agrees to maintain for a period not to exceed eighteen (18) months form the date of the performed services, the pertinent performed service hours which relate to the payment due under this Article IV. Each

[*] Confidential Treatment Requested

Party shall be permitted the right to audit or cause a representative of the auditing Party to audit such other Party's relevant records in order to support or ascertain the correctness of the amounts due or paid under this Article IV. Such audit is subject to (a) no less than twenty (20) days written notice must be provided to the other Party, (b) the audit must be conducted during normal business hours of the audited Party, (c) no more than one (1) audit per quarter may be conducted. If an audited period results in a determination in favor of the auditing Party, then the auditing Party shall be entitled to reimbursement of its incurred reasonable auditing expenses, but not to exceed the incorrect amounts due the auditing Party.

                                   ARTICLE V
                              PROPRIETARY RIGHTS

Section 5.1 Genesis Proprietary Rights. First Franklin acknowledges and agrees that all copyright, patents, trade secrets, trademarks and all other proprietary rights in and to the Genesis Product, the Genesis Server and the EDI Service (except to the extent stated in Section 5.2), shall at all times remain with Genesis, including but not limited to all releases, versions, modifications, enhancements and all copies thereto (whether or not based on recommendations, input or otherwise from First Franklin pursuant to this Agreement, in which event First Franklin agrees to and herein assigns such rights to Genesis). If, and when requested by Genesis, First Franklin will execute and promptly deliver to Genesis any reasonable assignment documents in order to fulfill the intent of this section 5.1.

Section 5.2 First Franklin Proprietary Rights. Genesis acknowledges and agrees that all copyright, patents, trade secrets, trademarks and all other proprietary rights in and to the First Franklin System, shall at all times remain with First Franklin, including but not limited to all releases, versions, modifications, enhancements and all copies thereto (whether or not based on recommendations, input or otherwise from Genesis pursuant to this Agreement, in which event Genesis agrees to and herein assigns such rights to First Franklin). If, and when requested by First Franklin, Genesis will execute and promptly deliver to First Franklin any reasonable assignment documents in order to fulfill the intent of this Section 5.2.

Section 5.3 General Principles. Nothing stated in this Article V shall be deemed to restrict either Party from utilizing or otherwise exploiting, without compensation to the other Party, any ideas or concepts which are considered to be general principles found in the industry through other sources.

                                  ARTICLE VI
                             TERM AND TERMINATION

Section 6.1 Term. This Agreement shall commence on the Effective Date, and shall remain in full force and effect for the Initial Period of [*] commencing from the expiration date of the Test Period, and shall continue thereafter, unless First Franklin gives no less than [*] written notice of termination to Genesis or Genesis gives First Franklin no less than [*]

[*] Confidential Treatment Requested
written notice of termination, but in any case the term shall not extend for more than [*] unless otherwise agreed to in writing by the parties; unless in any case it has been sooner terminated as provided in this Agreement.

Section 6.2 Termination. This Agreement may be terminated at any time prior to the expiration of its then current annual term, as follows:

     (a) By either Party by written notice to the other Party if a receiver shall have been appointed over the whole or any substantial part of the assets of the other Party, a petition or similar document is filed by the other Party initiating any bankruptcy or reorganization proceeding, or such a petition is filed against the other Party and such proceedings shall not have been dismissed or stayed within sixty (60) days after such filing;

     (b) By either Party upon written notice if the other Party has breached any material term(s) of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of such default, but only ten (10) days for breach of First Franklin's payment obligations under this Agreement; or

     (c) An adverse judgment, or award is entered against the other Party, having a material adverse impact on the financial solvency of the other Party.

Section 6.3  Post Termination Effect. Upon any termination or expiration of this
Agreement:

     (a) Both Parties shall continue to jointly support and maintain the EDI Service, to the extent of each Party's responsibilities prior to such termination or expiration, for a term of [*] to the same extent stated in this Agreement, unless otherwise improper pursuant to Section
     6.2. Thereafter, each Party shall, in addition to the requirements under
     Section 10.5, promptly return to the other Party all proprietary materials of the other Party, including all copies thereof, with a written affidavit from an officer of the Party certifying full compliance with this provision after conducting a reasonable due diligence.

Section 6.4 Survival. Those sections to this Agreement which by their terms should survive any expiration or termination of this Agreement shall accordingly remain in full force and effect after any expiration or termination of this Agreement.

                                  ARTICLE VII
                                INDEMNIFICATION

Section 7.1 Losses Defined. For purposes of this Article VII, "Losses" shall mean any and all claims, actions, losses, liabilities, damages, fines, penalties, costs, and expenses (including, without limitation, interest that may be imposed in connection therewith, costs and expenses of investigation, and reasonable fees and disbursements of legal counsel and other experts) incurred by any Party to this Agreement as a result of claims asserted by a third party, including a governmental

[*] Confidential Treatment Requested
authority and a Licensee.

Section 7.2 Scope of Indemnification. Each Party (the "Indemnifying Party") shall indemnify, defend, and hold harmless (a) the other Party, (b) its affiliates, their directors, officers, employees, agents, and representatives, and (c) any person claiming by or through any of them (collectively, the "Indemnified Party") from and against any Losses which are incurred, caused, or arise from (i) acts or omissions which cause tangible property damage or bodily injury (including death), (ii) proprietary infringement with respect to the Indemnifying Party's products or services, (iii) any gross negligence, fraud, or willful misconduct of the Indemnifying Party's employees, officers, directors, or agents, or (iv) violation of any laws, regulations or statutes.

Section 7.3 Indemnification Conditions. The provisions of this Article VII shall only apply should (a) the Indemnified Party promptly notify the Indemnifying Party of any such claim or action, or potential exposure to a Loss which timeliness of such notice does not prejudice the Indemnifying Party's ability to defend such claim or action, or potential Loss, (b) the Indemnifying Party is permitted to control the defense and provide its approval to any settlement, which approval shall not be unreasonably withheld or delayed, and
(c) the Indemnified Party provides its reasonable assistance to the Indemnifying Party in regards to the claim or action, or potential claim or action.

                                  ARTICLE VIII
                        REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of Genesis. Genesis represents and warrants that:

     (a) Genesis is a corporation duly organized and validly existing in and in good standing under the laws of the state of California.

     (b) The execution of this Agreement and the performance of its obligations hereunder do not constitute a breach of any contract or agreement of Genesis with any third party.

     (c) Genesis owns or otherwise has the authority to market or otherwise distribute the Genesis Product, and to the actual current knowledge of Genesis, the Genesis Product does not infringe on any third party's proprietary rights.

     (d) Any and all representations and warranties with respect to the Genesis Product, the Genesis Server and the EDI Service are exclusively stated in the applicable Genesis license agreement. EXCEPT AS OTHERWISE STATED IN THE GENESIS LICENSE AGREEMENT OR THIS AGREEMENT, NO OTHER REPRESENTATIONS OR WARRANTIES, IMPLIED OR EXPRESS, ARE PROVIDED BY GENESIS HEREUNDER, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(e) Genesis hereby warrants that the EDI Service will meet the business requirements described in the latest mutually agreed to Work Plans, as agreed to on [INSERT DATE], and will function in accordance with such requirements for the term of this Agreement. In the event that First Franklin discovers a material non-conformity in the EDI Service, Genesis agrees, as its sole and exclusive liability, to correct, cure, replace or otherwise remedy, at Genesis' sole expense in a prompt and reasonable manner within sixty (60) days of written notification by First Franklin. First Franklin agrees to cooperate and work closely with Genesis in a prompt and reasonable manner in connection with Genesis' correction efforts. Furthermore, should any material non-conformity prohibit a majority of Licensees from utilizing the EDI Service to transmit an Application as defined herein, then the Term of the Initial Period shall be extended by the same period of time that such material non-conformity exists, which extended period shall be mutually agreed to by the parties hereto. Genesis shall be required to deliver to First Franklin notice of correction of such non-conformity in compliance with Section 11.2 of this Agreement.

Section 8.2 Representations and Warranties of First Franklin. First Franklin represents and warrants that:

     (a) First Franklin is a Delaware corporation.

     (b) The execution of this Agreement and the performance of its obligations hereunder do not constitute a breach of any contract or agreement of First Franklin with any third party.

                                   Article IX
                            LIMITATION OF LIABILITY

Section 9.1 Limitation of Damages. EXCEPT FOR DAMAGES WHICH MAY BE AWARDED AS PART OF A CLAIM FOR WHICH THERE IS A RIGHT TO: (a) INDEMNIFICATION UNDER ARTICLE XIII BELOW (WHICH INDEMNIFICATION RIGHTS SHALL NOT BE LIMITED BY ANY PROVISION OF THIS AGREEMENT), OR (b) DAMAGES ARISING FROM BREACH OF ARTICLE X, THE BREACHING PARTY SHALL BE LIABLE FOR ANY ACTUAL DAMAGES CAUSED BY ITS BREACH, BUT NEITHER PARTY WILL BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES, OR FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, COSTS INCURRED IN DEVELOPING AND IMPLEMENTING THE PROGRAM, LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE) ARISING FROM OR IN CONNECTION WITH ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, INCLUDING AN UNJUSTIFIED, WILLFUL, OR DELIBERATE FAILURE TO PERFORM, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF SUCH DAMAGES, AND EACH PARTY HEREBY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY FOR SUCH DAMAGES.

                                   ARTICLE X

                                CONFIDENTIALITY

Section 10.1 Confidential Information. Genesis and First Franklin shall each hold and shall cause their respective officers, directors, employees, agents and advisors (collectively, "Representatives") to hold in strict confidence, unless compelled to disclose by judicial process or by other requirements of law, regulation, or order, or as provided herein, the material terms of this Agreement, and all oral and written information concerning the other Party, including without limitation such Party's products or services, and related marketing and financial information of the Party (collectively "Confidential Information"), which has been provided by one Party (the "Providing Party") to the other Party (the "Receiving Party") in connection with this Agreement and the transactions contemplated hereby

Section 10.2 Exclusions. Confidential Information shall not include any information which (i) at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of a disclosure by the Receiving Party or one of its Representatives in violation of this Agreement) or (ii) is available to the Receiving Party on a non-confidential basis from a third person who, so far as is known to the Receiving Party, is not prohibited from transmitting the information to the Receiving Party by legal, contractual, or fiduciary duty to the Providing Party. Each Party agrees to maintain the Confidential Information of the other Party in secrecy and to keep the same confidential at all times, using the same degree of care with respect to such Confidential Information as it uses in protecting its own proprietary information, trade secrets and similar items.

Section 10.3 Restricted Use. Each Party agrees that it will not use any Confidential Information of the other Party for any purposes other than as expressly permitted in this Agreement or required for performance under this Agreement, and that it will not, without the express written consent of the Providing Party, sell, transfer, publish, disclose, display or otherwise make available or provide access to any Confidential Information of the Providing Party to any person, including the Receiving Party's affiliates or other Representatives, except as provided below in this section: provided, further, however, that the Receiving Party may disclose or provide access to Confidential Information to its Representatives, including affiliates, on a need-to-know basis, so long as prior to any disclosure to any such Representative or affiliate, the Receiving Party shall inform such Representative or affiliate of the confidential nature of the information and that it is subject to this non-disclosure obligation, and shall further instruct such Representative or affiliate to treat such information confidentially.

Section 10.4 Legal Proceedings. In the event that either Party or one of its Representatives is legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or otherwise) to disclose any Confidential Information, such Party shall provide the Providing Party with prompt written notice of such demand so that the Providing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Article X. If a protective order or other remedy is not obtained and the Providing Party has not waived compliance with these provisions, the Receiving Party shall furnish that portion of the Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and such Party shall use its best efforts to ensure that confidential treatment be accorded to such

Confidential Information.

Section 10.5 Return of Confidential Information. Upon termination or expiration of this Agreement, or at any time upon request by the applicable Party, the Receiving Party shall return to the Providing Party, upon demand, all Confidential Information prepared by the Providing Party and will not retain any copies, extracts or other reproductions in whole or part of such written material. All documents, memoranda, notes and other writing whatsoever prepared by the Receiving Party based on the Confidential Information shall be destroyed. Notwithstanding the foregoing, however, the Receiving Party may retain such Confidential Information and materials containing or reflecting any Confidential Information (whether prepared by the Providing Party or the Receiving Party) as are necessary for the conduct and proper record keeping of its business in accordance with the Receiving Party's standard operating procedures provided the Receiving Party continues to be bound by its obligations of confidentiality under this Article X for a period of three years following such termination.

                                  ARTICLE XI
                              GENERAL PROVISIONS

Section 11.1 Assignment. Neither Party may assign or otherwise convey this Agreement nor any of rights (other than payments) hereunder to any third party without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed; provided, however, that either Party may assign or transfer this Agreement to a successor in interest or in conjunction with the sale of substantially all of its assets to a third party assignee with reasonably sufficient or comparable resources to perform under this Agreement without the prior written consent of the other Party. Any purchaser or assignee shall be bound by the provisions hereof, and must agree in writing to abide by the terms and conditions of this Agreement.

Section 11.2 Notices. Any notice or other communication required to be given under this Agreement for purposes other than daily operation of the Project shall be in writing, shall be addressed as provided below, and shall be considered as properly given (i) if delivered in person; (ii) if sent by an express courier delivery service which provides signed acknowledgment of receipt; (iii) if deposited in the U.S. certified or registered first class mail, postage prepaid, return receipt requested; or (iv) if transmitted by telecopier or facsimile machine (upon receipt by sender thereof of evidence that a complete transmission of such telecopy was made to the recipient thereof) and, in such case, confirmed by a telephone call contemporaneously to the person entitled to receive such notice or to such person's secretary, dispatching a copy of such notice by the methods in clauses (i), (ii), or (iii), above. All notices shall be effective upon receipt.

     If to Genesis:

     Kami Tafreshi
     Genesis 2000, Inc.
     5000 Parkway Calabasas
     Suite 200
     Calabasas, California 91302

     [*]

     With a copy to:

     Paul S. Anik, Esq.
     Anik & Heiberg Law Offices
     5655 Lindero Canyon Road, Suite 601
     Westlake Village, California 91362

     If to First Franklin:

     First Franklin
     2150 North First Street
     San Jose, California 95131
     Attn: Marc Geredes

     [*]

Either Party may change its address or addressee for purposes of this Section by providing written notice to the other Party as provided by this Section.

Section 11.3 Waiver. Either Party may, at its option, choose to delay enforcing or waive any of its rights under this Agreement in certain circumstances, in which case the Party does not thereby waive the same right in other circumstances. Either Party may delay enforcing or waive any of its rights under this Agreement without affecting any of its other rights.

Section 11.4 Severability. If any provision of this Agreement which is not reasonably deemed by the affected Party to be material to its rights and duties hereunder is finally determined to be unenforceable under any law, rule, or regulation, all other provisions of this Agreement shall remain valid and enforceable to the extent necessary to carry out the intent of the Parties.

Section 11.5 Force Majeure. Except for the obligation to make payments hereunder, in the event

[*] Confidential Treatment Requested
either Party is prevented from performing this Agreement by circumstances beyond its control, including without limitation, labor dispute, fire, explosion, flood, act of God, war or other hostilities, civil commotion, breakdown of machinery, domestic or foreign governmental acts, orders, or regulations, or inability to obtain facilities or supplies, the obligation of either Party to shall be suspended during the period of such disability.

Section 11.6 Announcements. First Franklin and Genesis agree that neither First Franklin nor Genesis shall make any publicity release, advertisement, or public announcement concerning this Agreement or the Project without the prior approval of the other Party, except as may be required by law.

Section 11.7 Dual Draftsmanship. This Agreement shall be deemed to have been jointly drafted by the respective Parties hereto, and therefore at no time shall any ambiguity of any terms or conditions of this Agreement be interpreted against any Party to this Agreement based on a claim of draftsmanship.

Section 11.8 Entire Agreement. This Agreement, including the Attachments and Exhibits attached to this Agreement, reflects the entire understanding between the Parties on the subject matter hereof. Any representation, promise, modification, or amendment to this Agreement (including such Attachments and Exhibits), except as provided herein, shall not be binding upon either Party unless reduced to writing signed on behalf of First Franklin and Genesis by their duly authorized representatives.

Section 11.9 Nature of Agreement. Nothing contained in this Agreement shall be construed as constituting or creating a partnership, joint venture, agency, or other association or relationship between First Franklin and Genesis. To the extent that either Party undertakes or performs any duty for itself or for the other Party as required by this Agreement, the Party shall be construed to be acting as an independent contractor and not as a partner, joint venturer, or agent of the other Party. Nothing in this Agreement is intended or shall be construed to create any rights, beneficial or otherwise, in any person not a party to this Agreement.

     Neither of the parties nor any of their employees shall have the power or authority to bind or obligate the other Party. Except as stated herein, neither Party shall have authority to make any monetary commitment on behalf of the other Party or settle any dispute involving the other without the prior written consent of the other Party.

Section 11.10 Time of the Essence. Time is of the essence with respect to the performance of all material provisions hereunder.

Section 11.11 Headings, Captions. The article, section, and other headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 11.13 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.

Section 11.14 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties by their duly authorized representatives executed this Agreement.

First Franklin Financial                    Genesis 2000, Inc.

By:  /s/ Marc A. Geredes                    By:  /s/ Kami Tafreshi
   --------------------------                  ---------------------------

Name:  Marc A. Geredes                      Name:  Kami Tafreshi
     ------------------------                    -------------------------

Title: Chief Operating Officer              Title: President
      ------------------------                    ------------------------

Date:        12/3/97                        Date:          12/1/97
     -------------------------                   -------------------------